Exhibit 5.2

Our File: KN-441 July 14, 2011 Norcraft Companies, L.P. and Norcraft Finance Corp. 3020 Denmark Avenue Suite 100 Eagan, Minnesota 55121	Purdy’s Wharf Tower II 1969 Upper Water Street, Suite 1300 Post Office Box 730 Halifax, Nova Scotia Canada B3J 2V1 T. 902 425 6500 F. 902 425 6350 www.mcinnescooper.com

Dear Sirs:

Re:	Norcraft Canada Corporation

We have acted as special Nova Scotia counsel to Norcraft Canada Corporation, a Nova Scotia unlimited company (the “Guarantor”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) by Norcraft Companies, L.P. and Norcraft Finance Corp. (collectively, the “Issuer”) and the Guarantor with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus which provides for the issuance by the Issuer in an exchange offer of $60,000,000 aggregate principal amount of 10 1/2% Senior Secured Second Lien Notes due 2015 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 10 1/2% Senior Secured Second Lien Notes due 2015. The Exchange Notes are to be issued pursuant to an indenture dated as of December 9, 2009 (as amended, supplemented or modified through the date hereof, the “Indenture”) among the Issuer, the Guarantor and U.S. Bank, National Association, as trustee. Payment of the Exchange Notes will be guaranteed by the Guarantor pursuant to Article 11 of the Indenture and evidenced by a notation of guarantee attached to the Exchange Notes (the “Guarantee”).

Examination of Documents

In connection with the foregoing, we have reviewed:

(a)	originally executed copies, or copies certified or otherwise identified to our satisfaction, of the Guarantee and the Indenture (collectively, the “Documents”);

(b)	a certificate of status pertaining to the Guarantor dated the date hereof issued by an agent of the Registrar of Joint Stock Companies for the Province of Nova Scotia;

(c)	a certified copy of a resolution of the directors of the Guarantor authorizing, inter alia, the execution and delivery of the Documents by the Guarantor;

(d)	a certificate of an officer of the Guarantor dated December 9, 2009 as to certain factual matters (the “Officer’s Certificate”), a copy of which has been delivered to you or your counsel, to which is attached, among other things, the memorandum of association and articles of association (the “Memorandum and Articles”) of the Guarantor;

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(e)	the minute book of the Guarantor in our possession containing records of corporate proceedings, written resolutions and registers of the Guarantor; and

(f)	such matters of law as we have considered necessary or appropriate in the circumstances for the purposes of rendering the opinions expressed herein.

Assumptions

In all such examinations, we have assumed:

(a)	the genuineness of all signatures of all parties;

(b)	the legal capacity of all individuals signing documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed or photostatic copies;

(c)	the accuracy, currency and completeness of the indices and filing systems maintained by the public offices and registries where we have searched or enquired or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory or other like officials with respect to those matters referred to herein;

(d)	that the facts set forth in the Officer’s Certificate are complete, true and accurate as of the date hereof;

(e)	that the minute book of the Guarantor in our possession is accurate, complete and up to date;

(f)	that the formalities for execution by each party required by the law of the place of execution of the Documents, to the extent such place is not in the Province of Nova Scotia, have been or will be complied with; and

(g)	that each of the Documents has been physically delivered by or on behalf of the Guarantor, free from escrow or any similar arrangement or restriction which has not been satisfied.

Applicable Laws

The opinions expressed herein are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof (“Nova Scotia Law”), and we express no opinion with respect to the laws of any other jurisdiction and we do not accept any responsibility to inform the addressees of any change in law subsequent to the date of our opinion that does or may affect the opinions we express herein.

Opinions

Based and relying upon the foregoing, we are of the opinion that:

1.	The Guarantor is (a) an unlimited company duly amalgamated, validly existing and in good standing as to the payment of annual fees under Nova Scotia Law, (b) has the

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requisite power and authority under the Memorandum and Articles to own its property and carry on its business as described in the Registration Statement, and (c) is registered to do business in the Province of Nova Scotia.

2.	The Guarantor has the requisite power and authority under the Memorandum and Articles to (a) execute and deliver the Documents and to perform its obligations on its part to be performed thereunder, and (b) issue and deliver the Guarantee.

3.	The Guarantee has been duly authorized, executed and delivered by the Guarantor.

Reliance

The opinions expressed herein are provided as legal opinions only and not as any guarantees or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein and no other opinions may be implied. Ropes & Gray LLP may rely on this opinion in delivering an opinion in connection with the issue of the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent we do not admit that we are “experts” under the Securities Act or the rules and regulations thereunder with respect to any part of the Registration Statement, including this opinion.

Yours very truly,

/s/ McInnes Cooper